Exhibit 4.24

Contract No. (1300383612012584097)

ORIGINAL

COPY

China Development Bank Co., Ltd

Foreign Exchange Loan Contract

Loan type:                                    Short-term foreign exchange working capital loan (revolving)

Project name:                    One-year Working Capital Loan for Yingli Green Energy International Trading Co., Ltd in 2015

Borrower:                                          Yingli Energy (China) Co., Ltd

Lender:                                                      China Development Bank Co., Ltd

Date of signing:

Contents

Article 1 Definitions

Article 2 Loan limit

Article 3 Usage mode for loan limit

Article 4 Intended use of loan

Article 5 Valid period for withdrawal

Article 6 Loan period

Article 7 Loan interest rate and interest

Article 8 Up-front cost

Article9 Overdue interest

Article 10 Interest for misappropriation of loan

Article 11 Preconditions for withdrawal

Article 12 Procedure for withdrawal

Article 13 Fund payment

Article 14 Interest payment and principal repayment

Article 15 Repayment sequence

Article 16 Prepayment

Article 17 Settlement bank and settlement

Article 18 Representation and warranty of borrower

Article 19 Rights and obligations of borrower

Article 20 Rights of lender

Article 21 Account management

Article 22 Guarantee

Article 23 Borrower default event and liability for breach

Article 24 Contract change and termination

Article 25 Contract integrity and separability of contract terms

Article 26 Confidentiality

Article 27 Notice

Article 28 Governing law and dispute settlement

Article 29Miscellaneous

Article 30 Entry into force of contract

Annex One Withdrawal Application Form

Borrower: Yingli Energy (China) Co., Ltd

Address: 3399 North Chaoyang Avenue, Baoding, China

Legal representative: Miao Liansheng

Postal Code: 071051

Operator: Qi Guoxin

Telephone: 0312-8632681

Fax: 0312-8929800

Lender: China Development Bank Co., Ltd

Address: No.29, Fuchengmenwai Street, Xicheng District, Beijing

Legal representative: Hu Haibang

Postcode: 100037

Administering subsidiary bank: Hebei Branch, China Development Bank Co., Ltd

Address: Tower B, Yuyuan Plaza, No.9, Yuhua West Road, Qiaoxi District, Shijiazhuang City, Hebei Province

Person in charge of subsidiary bank: Chang Siyong

Postcode: 050051

Operator: Zhao Peng

Telephone: 0311-89891716

Fax: 0311-85288205

The Borrower applies to the Lender for using short-term foreign exchange working capital loan on revolving basis, and the Lend agrees to offer such loan. This Contract is hereby entered into by and between the Borrower and the Lender through consultation on the basis of equality, voluntariness, fairness and good faith in accordance with relevant national laws and regulations.

Article 1  Definitions

Unless otherwise specified herein, the following terms herein have the following meaning:

I.                                        Loan limit: Maxium limit of loan balance which the Lender agrees to offer to theBorrower hereunder

II.                                   Loan balance: Total amount of all foreign exchange working capital loan which the Lender has actually offered to the Borrower hereunder but the Borrower has not yet repaid

III.                              Overdue amount: Total amount of principal, interest and expense due and payable hereunder which the Borrower fails to repay beyond time limit

IV.                               Misappropriated loan: The loan not used for the intended purpose hereunder

V.                                    Valid period for withdrawal: Valid period during which the Borrower draws money within the limit of revolving foreign exchange loan hereunder

VI.                               Date of withdrawal: The date when loan fund is transferred into deposit account of the Borrower as agreed by the Borrower and the Lender hereunder or under loan note

VII.                          Date of principal repayment: The date when the Borrower shall repay loan principal as agreed hereunder or under loan note

VIII.                     Date of final maturity for the refinanced: Within one year since the contract signed

IX.                               Date of interest payment: The date when the Borrower shall pay interest to the Lender as stipulated in Subparagraph Two, Article 7 herein

X.                                    Loan account: The account which the Borrower opens with administering subsidiary bank of the Lender and is used for recording matters including loan origination and repayment etc hereunder

XI.                               Deposit account: The account which the Borrower opens with settlement bank and is used for transferring loan into deposit hereunder, repaying loan principal and interest, expense hereunder, making settlement etc

XII.                          Capital recovery account: The account opened or designated by the Borrower in accordance with Article 21 herein and specially used for recovering operating capital of the Borrower

XIII.                     Entrusted payment by the Lender: the Lender pays loan fund hereunder to counterparty of the Borrower through deposit account according to intended use of loan hereunder, the Borrower’s Withdrawal Application Form/payment notice and the bases for fund payment

XIV.                      Self-payment by the Borrower: The Borrower pays loan fund hereunder fromdeposit account to counterparty of the Borrower according to intended use of loan hereunder after the Lender transfers loan fund to deposit account according to the Borrower’s Withdrawal Application Form and the bases for fund payment

XV.                           Administering subsidiary bank/insitution: Branch of the Borrower responsible for signing of this Contract, post-lending management etc according to authorization by the Lender

XVI.                      Settlement bank: The bank responsible for providing settlement service to the Borrower according to relevant agreement and supervising use of loan fund hereunder according to requirements

XVII.                 Business day: Working day when banks in Beijing, China, Hong Kong and (U.S New York) and (London, Britain) are open for business

XVIII.            Guarantor: The Guarantor providing gurantee for the Borrower’s obgligations hereunder

XIX.                      Guarantee contract: Guarantee contract between the Guarantor and the Lender

XX.                           LIBOR: London Interbank Offered Rate published by British Bankers Association, based on six-month U.S Dollar LIBOR quotation published at 11:00 am (London time) by Thomson Reuters in two business days prior to commencement of each interest period

XXI.                      Related party: With respect to the Borrower, subordinate companies or controlling shareholder of the Borrower or other subordinate companies of controlling shareholder

XXII.                 Liabilities: Any liabilities incurred by the Borrower from time to time as a result of borrowing, debenture, notes, loan stock, commercial bills, any acceptance credit or bill discounting credit from banks or other financial institutions, acquisition cost of major assets, funds raised according to any other transactions which give commercial effect of borrowing or debt financing, and provision of guarantee for the third party etc

XXIII.            Loan note: The loan note which the Borrower fills in at each withdrawal according to the sample provided by the Lender

XXIV.             Material adverse change: With respect to the Borrower and any guarantor, any changes occurring in business, operation, property or financial position of the Borrower and any guarantor or China’s political or economic situation, which result in or may result in, under reasonable circumstance, failure of the Borrower or any guarantor to pay major liabilities hereunder or under any guarantee contract, or affect the legality, validity, binding force or enforceability of major responsibilities of the Borrower or any guarantor hereunder or under any guarantee contract

XXV.                  External rating:Refer to three major rating agencies, Standard & Poor’s, Fitch, Moody , or other rating agencies recognized by lender.

XXVI.             Controlling shareholder: Refer to shareholder who owns more than half of the shares or majority of the outstanding shares in a company. A controlling shareholder generally controls the composition of the board of directors and influences the corporation’s activities. Sometimes, a shareholder who owns a smaller percentage but a significant number of remaining shares in the company can also be a controlling shareholder.

XXVII.        Environmental and social risk: Refer to hazards and risks during the construction business, production and business activities of borrowers or its related parties, including energy consumption, land pollution, climate change, healthy, safty, resettlement of inhabitant and other environmental and social problems.

Article 2  Loan Limit

Loan limit hereunder is 27 million USD (Say TWENTY SEVEN MILLION USD only).

Article 3  Usage Mode of Loan Limit

The Borrower may withdraw loan limit for many times, make repayment on loan-by-loan basis, use loan limit on revolving basis according to this Contract.

Where the Borrower fails to withdraw money for six consecutive months starting from the date when this Contract comes into force, such loan limit will be automatically canceled.

Loan balance shall not exceed such loan limit at any time within valid period of this Contract.

Article 4  Intended Use of Loan

Loan hereunder shall be used for operation turnover of the Borrower in routine production, specifically purchase of raw materials for the Company’s operation and support the cash flow of the Company. The Borrower shall not misappropriate loan fund hereunder, nor shall the Borrower use loan fund hereunder to make fixed asset investment, equity investment, venture investment or in the fields and for the purposes as expressed prohibited from production or operation by the State, nor shall the Borrower transfer loan fund hereunder to its related parties.

Where the Borrower misappropriates loan fund hereunder, interest penalty shall be calculated and paid according to provisions of this Contract.

Article 5  Valid Period for Withdrawal

Valid period for withdrawal hereunder is twelve months (inclusive) starting from the date when this Contract comes into force.

Article 6  Term of Loan

Loan term for each withdrawal by the Borrower may be one month, three months, six months, twelve months from the date of actual withdrawal by the Borrower to the agreed date of principal repayment, based on records made in loan note. Date of repayment for each loan shall not exceed expiry date of this Contract, namely the date when one year following the date of first withdrawal expires.

Article 7  Loan Interest Rate and Interest

I.                Loan interest rate

Annual loan interest rate hereunder is (floating) interest rate, six-moth USD LIBOR + 520BP.

II.           Interest period and interest payment date

Each six months constitute one interest period except the first interest period and the last interest period. Interest period starts from each interest payment date and ends on the day before the next interest payment date. The first interest period starts from the date when the first loan is withdrawn and ends on the day before subsequent first interest payment date. The last interest period starts from the interest payment date before the date of repayment for principal of the loan which expires last and ends on the date of repayment for principal of such loan. Interest payment date hereunder is June 21 and December 21 each year, and accrued interest for each loan shall be fully paid on the date when such loan expires.

Where interest payment date coincides with legal festival and holiday or public holiday, such interest payment date shall be extended to the first business day following such legal festival and holiday or public holiday; however, if where the first business day following such legal festival and holiday or public holiday does not occur in the month of interest payment date hereunder or under loan note, such interest payment date shall occur on the business day immediately before such legal festival and holiday or public holiday.

III.      Interest calculation

Interest shall be based on loan balance, actual number of days and 360 days a year. Interest calculation formula: loan balance x loan interest rate x actual number of days of loan in the corresponding interest period ÷ 360.

Article 8  Up-front cost

The Borrower shall transfer the project finance up-front fee (20 BP) for this contract to the Lender within 10 days after the first loan issue, amount to 70 thousands US dollars (the conversion rate between Renminbi against US dollar is based on the floating rate of the collection day), the specific payment method is lump sum payment. The remittance details shown as following:

The formula: Up-front cost= the total loan*20BP

The Beneficiary: Hebei Province Branch, China Development Bank

Account No.:235090

The Opening Bank: Hebei Province Branch, China Development Bank

Article 9  Overdue Interest

I.                          Where the Borrower fails to repay loan principal and expense due according to provisions of this Contract or loan note, the Lender will calculate and collect overdue interest from the Borrower; overdue interest rate is loan interest rate plus 1%.

II.                     Calculation formula for overdue interest: overdue amount x overdue interest rate x number of overdue days ÷ 360.

III.                Where the Borrower fails to repay overdue loan principal, interest and expense on the next interest payment date or principal repayment date, the Lender will calculate and collect compound interest from the Borrower on the basis of current overdue interest rate and interest period.

IV.                 Current overdue interest rate for all overdue amount shall float along with current loan interest rate.

Article 10  Interest for Misappropriation of Loan

I.                          Where the Borrower fails to use the loan for the intended purpose specified hereunder, the Lender will calculate and collect interest for misappropriation of loan from the Borrower on the basis of default interest rate being loan interest rate plus 3%.

II.                     Calculation formula for interest for misappropriation of loan: amount of misappropriated loan x default interest rate for misappropriated loan x number of days of misappropriation ÷ 360.

III.                Where the Borrower fails to repay the principal, interest of misappropriated loan on time on the next interest payment date or principal repayment date, the Lender will calculate and collect compound interest from the Borrower on the basis of current default interest rate for misappropriated loan and interest period.

IV.                 Current default interest rate for all misappropriated loan funds shall float along with current loan interest rate.

V.                      Where one loan is concurrently overdue and misappropriated, higher default interest rate shall prevail.

Article 11 Preconditions for Withdrawal

Preconditions for each withdrawal by the Borrower include all the following content:

I.                          The Lender has received the following documents or materials provided by the Borrower:

1. Copy of the latest legal person business licenses of the Borrower and the Guarantor which have passed annual check, duplicate copy of articles of association, audited financial statements in the last three accounting years, and financial statements of the last quarter;

2. According to the organizational documents such as the articles of association, the borrower is entitled to sign and perform this Contract. And resolution of relevant power organ of the Guarantor for approving the Guarantor in signing and performing guarantee contract.

3. Specimen signature of legal representative of the Borrower for signing this Contract or authorization letter and specimen signature of authorized signatory, and specimen signature of legal representative of the Guarantor for signing guarantee contract or authorization letter and specimen signature of authorized signatory;

4. Copy or duplicate copy of approved and valid commercial contracts concerning this Contract;

II.                     The Borrower has satisfied the following conditions:

1. Guarantee contract continues being valid

2. The Borrower has opened loan account, deposit account according to Article 20 herein, and has opened or designated capital recovery account;

3. The Borrower has satisfied the Article 2 herein.

4. Other conditions

III.                The prerequisite for each withdrawal

1.                            The contract continues being valid, and the Borrower was not in violation of the contract. No material adverse change happened as well as adverse change to Lender

2.              No default during the withdrawal application period and withdrawal day

3.              The Borrower should ensure the representations and warranties are effective on the withdrawal day herein Article 17

4.              The Borrower had issued the duty completed withdrawal application and IOU to the Lender in accordance with the contract

5.              The Lender had provided certifie documents to indicate that the articles under the contract have no limitations on line of cedit of loan and other debt.

6.              The contract continues being valid, and the Guarantor was not in violation of the contract. No material adverse change happened as well as adverse change to Borrower.

7.              The Guarantor had provided certifie documents to indicate that the articles under the contract have no limitations on line of cedit of loan and other debt.

8.              Other requirments, any documents should be revised and updated if any change happened

Article 12  Procedure for Withdrawal

The Borrower shall submit irrevocable Withdrawal Application Form to the Lender five business days before expected withdrawal date, and provide the Lender with the bases for fund payment and documents specified in Article 10 herein. The bases for fund payment provided by the Borrower shall include commercial contract, payment notice issued by counterparty, invoice, customs declaration form, internal approval document of the Borrower etc.

After receipt of Withdrawal Application Form, the bases for fund payment and documents specified in Article 10 herein as provided by the Borrower, the Lender examines them according to internal management procedure. Where such examination shows that the bases for fund payment are authentic and payment requirements are complete, the Lender shall complete fund payment formalities on the withdrawal date specified in Withdrawal Application Form according to Article 12 herein. Where such examination shows that payment is unauthentic and incomplete or any condition in Article 10 herein is not satisfied, the Lender may suspend or reject payment of loan fund.

Withdrawal Application Form once filed shall not be revoked without written consent of the Lender.

Article 13  Fund Payment

Fund payment hereunder is divided into entrusted payment by the Lender and self-payment by the Borrower.

I. Entrusted payment by the Lender

The Lender will pay loan fund hereunder on entrusted basis under any of the following circumstances:

1. Payment amount for single transaction exceeds 5% of loan limit hereunder;

2. Any circumstance involving the Borrower specified in Paragraph III of this Article occurs and the Lender deems necessary for making entrusted payment;

3. After examining Withdrawal Application Form/payment notice and relevant bases for fund payment, the Lender believes that the Lender shall make entrusted payment.

After receipt, examination and verification of the Borrower’s Withdrawal Application Form, the bases for fund payment and documents specified in Article 10 herein, the Lender shall transfer the amount which the Borrower applies for withdrawing to deposit account on the withdrawal date. The Borrower hereby irrevocably entrusts the Lender to pay loan fund within deposit account to bank account of the Borrower’s counterparty complying with intended use agreed hereunder on the payment date specified in Withdrawal Application Form.

The Borrower hereby confirms that the Lender makes payment only according to the aforesaid payment entrustment of the Borrower and assumes no liability for any loss (if any) incurred by the Borrower under commercial contract.

II. Self-payment by the Borrower

The Borrower may make self-payment except under the circumstances specified in Paragraph I of this Article. After receipt, examination and verification of the Borrower’s Withdrawal Application Form, the bases for fund payment and documents specified in Article 10 herein, the Lender shall transfer the amount, which the Borrower applies for withdrawing, from loan account of the Borrower to deposit account on the withdrawal date. The Borrower shall make self-payment by withdrawing money in the light of its capital needs or transferring loan fund.

The Borrower shall, (in the first ten days of each month) (determined through negotiation), report to the Lender self-payment of loan fund by the Borrower (in the previous month), and provide relevant bases for fund payment.

Notwithstanding the foregoing provisions of this Article, where the circumstance under which entrusted payment shall be made as specified in Paragraph I of this Article occurs when the Borrower uses loan fund in deposit account, the Borrower shall provide the Lender with another payment notice specifying the amount, date of entrusted payment, payee’s name, bank account number, commercial contract etc, in which case the Lender shall make such entrusted payment according to provisions of Paragraph I of this Article. Such payment notice shall be submitted to the administering subsidiary bank/ administering agency or settlement bank of the Lender (five) business days before proposed fund payment.

III.                Changes in withdrawal conditions and payment mode

The Lender is entitleed to change withdrawal conditions hereunder, apply the circumstances under which entrusted payment and self-payment is made, suspend or stop lending, reduce or cancel loan limit etc under one of the following circumstances:

1. Credit standing of the Borrower decreases;

2. Profitability of the Borrower’s main business decreases;

3. Use of loan fund is abnormal etc;

4. Capital movement is abnormal in capital recovery account or operating revenue of the Borrower does not flow into capital recovery account;

5. The Borrower violates entrusted payment requirements specified in this Article or the Borrower violates provisions of this Contract by breaking up the whole into parts for circumventing entrusted payment by the Lender;

6. Other circumstances which the Lender deems reasonable.

The Lender shall send written notice to the Borrower in the case of exercising the rights specified in this Article. Such notice comes into force as from the date of sending.

IV.                 The Borrower shall timely provide records and materials concerning use of loan fund according to the Lender’s requirements.

Article 14 Interest Payment and Principal Repayment

I.                          Mode of principal repayment

The Borrower shall repay the loan on the basis of loan amount and the principal repayment date specified hereunder or under loan note.

Where principal repayment date coincides with legal festival and holiday or public holiday, such principal repayment date shall be extended to the next business day provided, however, that such principal repayment date shall occur on the previous business date if the next business day enters the next month.

II.                     The Lender shall send Principal and Interest Repayment Notice to the Borrower ten business days before interest payment date and principal repayment date.

III.                The Borrower shall, five business days before interest payment date and principal repayment date, transfer repayment amount into its deposit account; otherwise, the expenditure caused by fund in transit shall be borne by the Borrower.

IV.                 Neither notification of the Borrower by the Lender nor the fact that content in Principal and Interest Repayment Notice is correct shall relieve the Borrower of being liable for fully repaying principal and interest.

V.                      The Lender may actively debit the corresponding amount in deposit account of the Borrower on interest payment date and principal repayment date.

Article 15  Repayment Sequence

If the amount of repayment made by the Borrower is less than total amount due hereunder or under loan note, such amount shall be arranged to make payment in the following sequence:

I. The expense, liquidated damages which are payable according to laws or provisions of this Contract;

II. Default interest, compound interest;

III. Payable loan interest;

IV. Payable loan principal;

V. Other payable amount.

If the amount of repayment made by the Borrower is insufficient for repaying all amounts in the same sequence, repayment shall be made in the sequence of occurrence of relevant amounts.

Article 16  Prepayment

I.                The Borrower shall not repay the loan hereunder in advance without written consent of the Lender. Where the Borrower makes repayment in advance without authorization, the Lender is entitled to reject such prepayment, and subject the Borrower to assume the liability for breach.

II.           If the Borrower needs to make repayment in advance, the Borrower shall, at least twenty business days before proposed repayment date

III.      Loan amount which is repaid in advance shall be integral multiples of ten million USD, and minimum repayment amount shall be ONE million USD.

IV.       The Borrower shall, at the time of prepayment, concurrently pay off all payable and due amounts hereunder up to the date of prepayment.

V.            The loan hereunder which is repaid by the Borrower in advance is still governed by loan interest rate for the originally agreed period, namely loan interest rate specified in loan note.

VI.       Where the Lender approves prepayment by the Borrower, the Borrower shall, five business days before the date of prepayment, remit the prepaid principal, the corresponding interest compensation and expense to the account designated by the Lender. The Borrower’s application for prepayment is irrevocable; application may be re-filed for withdrawing the prepaid amount.

Article 17  Settlement Bank and Settlement

I.                                        The Lender designates Hebei Branch of China Development Bank as settlement bank; the Borrower shall open settlement account with settlement bank. Payment of fund in this account shall be supervised by the Lender and settlement bank.

II.                                   Settlement of loan fund for the Borrower, its foreign exchange settlement and sale shall be conducted through settlement bank; (the Borrower shall pay settlement expense according to Schedule of Rates of the Lender.) The aforesaid settlement of loan fund payment specifically covers (issuance and payment etc of the import of raw materials).

Article 18  Representations and Warranties of the Borrower

The Borrower hereby makes the following representations and warranties to the Lender:

I.                          The Borrower is legal person incorporated according to laws, is holding valid business license, owns its assets and operates its business according to laws, and is capable of operating as one going concern;

II.                     The Borrower has completed all formalities for approval, authorization, license, permit etc necessary for signing and performing this Contract, and ensures that all approval documents are authentic and legal;

III.                The Borrower has completed internal authorization procedure necessary for signing and performing this Contract, and the Borrower’s signatory for signing this Contract is duly authorized representative of the Borrower, and this Contract is legally binding on the Borrower upon entry into force of this Contract;

IV.                 Neither signing of this Contract by the Borrower nor fulfillment of its obligations hereunder violates its any other agreements or its articles of association, nor such signing, fulfillment conflict with its any other agreements or its articles of association in terms of laws or (and) commercial interests;

V.                      The Borrower should not contrary to the law, relevant regulations or any other articles of association with other companies when sign the contract or carry our obligations under the contract.

VI.                 The Borrower enjoys good financial position, and is capable of paying off all due debts hereunder with the capital legally obtained by it;

VII.            Financial statements provided by the Borrower are prepared in accordance with accounting systems promulgated by relevant department of the State and truly, accurately reflect financial position as at base date of such financial statements; and there is no indication that financial position of the Borrower has deteriorated since base date of such financial statements;

VIII.       The Borrower is currently not subject to any ongoing or pending or threatened lawsuits, actions, proceedings, arbitration or administrative procedure which may adversely affect the Borrower or its assets and income;

IX.                 The Borrower is not subject to any other liabilities to any person except the liabilities which have been disclosed in writing in advance and recognized by the Lender;

X.                      The Borrower enjoys legal title of its assets which are free from any guarantee (except guarantee under guarantee contract);

XI.                 There is no transaction with unfair terms between the Borrower and its related parties;

XII.            The Borrower does not violate its obligation for making tax payment;

XIII.       If any material adverse change happened, the Borrower should inform the Lender in time

XIV.        There is no insolvency, liquidation, dissolution of the Borrower, revocation of its business license or its bankruptcy or assets of the Borrower are not frozen, expropriated, detained or compulsorily executed according to laws or forcibly acquired by government department;

XV.             The Borrower promises that all the project under the contract had get the approval from the EPB in accordance with the local regulations/laws when sign the contract.

XVI.        All materials and data provided to the Lender by the Borrower are authentic, complete, accurate and valid, duplicate copies provided are consistent with original copies;

The aforesaid representations and warranties continue being valid within valid period of this Contract. The Borrower acknowledges that the Lender enters into this Contract on the basis of the aforesaid representations and warranties made by the Borrower.

Article 19  Rights and Obligations of the Borrower

I. The Borrower is entitled to use loans according to provisions of this Contract and require the Lender to offer loans according to provisions of this Contract;

II. The Borrower is entitled to make prepayment according to provisions of Article 15 herein;

III. The Borrower shall engage in production and operation according to applicable laws, regulations and provisions within operation period, and shall timely complete all formalities according to relevant provisions of State Administration of Foreign Exchange;

IV. The Borrower shall repay loan principal and interest and pay relevant expense according to provisions of this Contract or loan note;

V. The Borrower shall use loan fund for the intended purpose specified hereunder and shall not misappropriate it;

VI. The Borrower shall make loan fund payment according to provisions of this Contract;

VII. The Borrower shall timely provide records and materials concerning use of loan fund according to provisions of this Contract or the Lender’s requirements, and shall cooperate with the Lender in management of loan fund payment and relevant inspection;

VIII. Where cumulative borrowing amount of the Borrower will exceed 30% of net asset specified in the most recent annual financial statement of the Borrower in the case of any borrowing, the Borrower shall obtain prior written consent of the Lender;

IX. The Borrower shall not provide any form of guarantee to the third party without prior written consent of the Lender;

X. The Borrower shall ensure any major asset exceeding RMB 500 million yuan is not sold, leased, transferred, assigned or otherwise disposed of through single transaction or multiple transactions or series of transactions other than normal operation transactions; or where such disposals involve major asset above 20% of its total asset and 30% of its net asset, the Borrower shall obtain prior written consent of the Lender;

XI. Where the Borrower makes any single investment exceeding RMB 500 million yuan or makes investments with cumulative amount exceeding RMB 500 million yuan within one year, or there is any single investment change exceeding RMB 500 million yuan or are investment changes with cumulative amount exceeding RMB 700 million yuan within one year, the Borrower shall obtain prior written consent of the Lender with respect to its investment matters, amounts etc.

XII. Where the Borrower proposes to initiate merger and acquisition, amalgamation, separation, and be under contract operation or similar arrangement, the Borrower shall, 30 business days in advance, notify the Lender of plans and details about such merger and acquisition, amalgamation, separation, contract operation etc, and shall obtain prior written consent of the Lender. The aforesaid plans or arrangements shall not harm legitimate rights and interests of the Lender hereunder;

XIII. The Borrower shall not enter into any agreements or documents sufficient to harm interests of the Lender, nor shall the Borrower engage in any matters sufficient to harm interests of the Lender;

XIV. Where there are changes in credit standing, financial position and debt paying ability of the Borrower hereunder, or market situation is adverse to the Lender, or guarantee capability of the Guarantor decreases, the Borrower shall provide guarantee, supplement the existing guarantee within the time specified by the Lender, and the Guarantor and the Lender shall sign valid guarantee agreement according to laws;

XV. The Borrower shall, prior to March 31 each year, provide the Lender with full set of financial statements of the previous accounting year audited by accounting firm recognized by the Lender (including balance sheet, income statement, cash flow statement and audit report), and shall, within ten days at the beginning of each quarter, provide the Lender with full set of financial statements of the previous quarter; shall, prior to September 10 each year, provide the Lender with full set of financial statements of the first half year;

XVI. Where the Borrower changes enterprise name, domicile, registered capital, business scope, company type, or modifies articles of association, or major financial changes occur in the Borrower, the Borrower shall, 30 business days in advance, notify the Lender in writing, and file relevant materials with the Lender.

XVII. The Borrower shall cooperate with the Lender in credit rating of the Borrower, and provide relevant materials according to the Lender’s requirements;

XVIII. The Borrower shall keep correct account records and account book concerning its operation, and shall, within any reasonable time, allow the Lender and/or professional advisor appointed by the Lender to check and inspect account records and account book of the Borrower provided, however, that such check and inspection shall not unreasonably affect normal operation of the Borrower;

XIX. The Borrower shall observe the following financial indicators before full repayment of loans hereunder.

1. Asset-liability ratio (asset-liability ratio = total liabilities/total net assets x 100%) shall not be higher than 80%;

2. Debt service coverage ratio (Debt service coverage ratio = current available capital for debt service/current amount of debt service x 100%) shall not be lower than 130%;

XX. Where any default event occurs under any agreement entered into by the Borrower, the Borrower shall notify the Lender in writing within ten business days following such default event;

XXI. If there are any lawsuits, actions, proceedings, arbitration or administrative procedure involving the Borrower after this Contract is signed, the Borrower shall notify the Lender in writing within 30 business days following such event;

XXII. The Borrower shall maintain its existence, and operate its business in a legitimate and valid way, and observe all applicable laws, regulations, authorization, agreements and obligations, and make all payable and due tax payments;

XXIII. The Borrower shall timely obtain all approvals, authorizations, licenses, permits, consents, registrations and filing necessary for signing and performing this Contract and guarantee contract, and maintain their continuous validity;

XXIV. Unless otherwise approved in writing by the Lender, the Borrower shall ensure that its registered capital is not reduced, and the Borrower shall not declare or pay any dividend to its shareholders or make income distribution in any other ways before all payable amounts are repaid hereunder;

XXV. Where equity structure of the Borrower proposes to be changed, the Borrower shall, 30 days before such proposed change, notify the Lender in writing, and obtain prior written consent of the Lender;

XXVI. The Borrower shall not enter into any agreement which may cause material adverse effect on its financial position or other conditions;

XXVII. The Borrower shall not enter into any contract or agreement which does not comply with fair trade rule with its related parties, nor shall the Borrower make to related parties any payment which does not comply with fair trade rule;

XXVIII. The Borrower shall open loan account, deposit account and capital recovery account according to provisions of Article 20 herein, and use such accounts according to provisions of this Contract, and accept supervision of such accounts by the Lender and actively cooperate with the Lender in supervising such accounts;

XXIX. The Borrower shall, according to requirements specified by the Lender from time to time, provide the Lender with written report covering real financial position including accounts receivable, accounts payable and inventory etc which is satisfactory for the Lender;

XXX. The Lender shall not repay the loans offered by shareholders in any way before full repayment of all payable amounts hereunder;

XXXI. The Borrower shall urge its controlling shareholder Yingli Energy (China) Co., Ltd to ensure that its shareholding ratio in the Lender is not less than 50% at any time.

Article XIX

Rights and Obligations of Borrower

19.1 The Borrower shall have the right to use the loan in accordance with this Contract.

19.2 The Borrower shall have the right to prepay the loan in accordance with this Contract.

19.3 The Borrower shall withdraw the loan in accordance with this Contract.

19.4 The Borrower shall have the obligation to repay the Principal and Interest of this Contract, and other related expenses.

19.5 The Borrower shall use the loan funds in accordance with this Contract.

19.6 The Borrower shall produce and manage the business in accordance with the applicable laws, regulations, and requirements, and handle the procedures in accordance with the national foreign exchange regulations.

19.7 The Borrower shall have the obligation to notice the Lender 30 business days in advance in writing , and file relevant materials with the Lender when the Borrower changes enterprise name, domicile, registered capital, business scope, company type, or modifies articles of association, or major financial changes occur in the Borrower.

19.8 The Borrower shall urge its controlling shareholder Yingli Green Energy (International) Holding Co., Ltd (YGEI) to ensure that its shareholding ratio in the Lender is not less than 80% at any time.

19.9 The Borrower shall have the obligation to notice the Lender 30 prior Business Days for business acquisition, merge, spilt, and contract about the operation project and specific details, and shall have the obligation to ask written consent for these business activities.

19.10 The Borrower shall have the obligation to notify 30 Business Days prior to and ask written consent to the Lender for the ownership structure changes occurred.

19.11 The Borrower shall obtain prior written consent of the Lender when the Borrowers plans any borrowing with cumulative amount exceeding 70% of the net assets in its latest annual report; or any signal investment exceeding RMB 50 million or makes investments RMB 100 million within one year, or any single investment change exceeding RMB 50 million or are investment changes with cumulative amount exceeding RMB 100 million within one year

19.12 The Borrower shall have the obligation for not tender guarantee for third parties without the Lender’s written consent.

19.13 The Borrower shall have the obligation to notice the Lender prior 10 Business Days including the relationship between the parties, the item, the nature, the amount and pricing mechanism of the transaction when the Borrowers makes any related party transaction exceeding RMB 100 million or with cumulative amount exceeding 10% of the net assets in its latest annual report; The Borrower shall obtain prior written consent of the Lender and make sure the related party transaction will not adverse to the Lender’s interest.

19.14 If the Borrower makes the payment autonomously, the Borrower shall report to the Lender the summary of usage of the loan without making up the false payment object or supporting documents.

19.15 The Borrower shall have the obligation for not sale, rent, or transfer assets that worth above RMB50 million through single/multiple/a series of transactions, and have the obligation for the Lender’s written consent for transactions that exceed 5% of the total assets or 15% of net assets.

19.16 The Borrower shall have the obligation to assure the registered capital amount, unless with the Lender’s written consent. The Borrower shall have the obligation neither to announce stock dividend information, nor to assign other form of earnings.

19.17 The Borrower shall have the obligation of not signing agreements or documents that adverse to the Lender’s interest.

19.18 The Borrower shall have the obligation to offer the Lender in terms of last quarter’s financial reports (including balance sheet, income statement, and cash flow statement, and audit report) at the April 31th of every year. The Borrower shall have the obligation to provide quarterly report at the first 10 days of each quarter, and to provide the Lender Semi-annual report at September 10th of each year.

19.19 The Borrower shall have the obligation to pay off the following financial targets in accordance with this Contract:

a)             Current Ratio (Current Assets/ Current Liabilities*100%) no less than 70%

b)             Quick Ratio (( Total Current Asset- Inventory) Total Current Liabilities /100%) not less than 60%

c)              Asset-Debt Ratio ( Asset-Debt Ratio = Total Liabilities / Total Net Asset X 100%) not above 90%

19.20 The Borrower shall have the obligation to acquire and fulfill the approval, licenses, agreements, registrations, and record of this Contract and the guarantee contract, and maintain the effectiveness of these events.

19.21 The Borrower shall have the obligation to offer guarantee, supply the exist guarantee, and sign effective guarantee agreement with the Lender while adverse changes occur in terms of the credit, financial situation, debt paying ability of the Borrower.

19.22 The Borrower shall have the obligation to acquire and fulfill the approval, licenses, agreements, registrations, and record of this Contract and the guarantee contract, and maintain the effectiveness of these events.

19.23 If there are any lawsuits, actions, proceedings, arbitration or administrative procedure involving the Borrower after this Contract is signed, the Borrower shall notify the Lender in writing within 10 business days following such event.

19.24 The Borrower shall cooperate with the Lender in credit rating of the Borrower, and provide relevant materials according to the Lender’s requirements; If the credit rating of the Borrow is lower, the Borrower shall notify the Lender immediately with regard to this matter.

19.25 The Borrower shall have the obligation to afford the relevant reasonable expenses including but not limited to legal expense during negotiation, preparation, execution and modification of the contract.

19.26 The Borrower shall have the obligation to compensate all the relevant and reasonable expenses to the Lender with regard to defending the Lender’s right, including but not limited to legal expense and litigation expense.

19.27 The Borrower shall give the Lender or its authorized branches the right to check, print and record the Borrower’s credit status in Corporate Credit System of the People’s Bank of China irrevocably. The Borrower shall give the Lender or its authorized branches the right to report the credit status to the Borrower’s credit status in Corporate Credit System of the People’s Bank of China irrevocably.

19.28 The Borrower shall accept the Lender’s supervision with regard to environment and social risk management, and the obligation to answer the enquires from the Lender regarding to environment and social risk management and give assistance if any inspection of the Lender.

19.29 The Borrower shall reach a consensus with the Lender to hire a qualified third party to evaluate and inspect the Borrow with regard to environment and social risk management.

19.30 The Borrower shall have the obligation to proactively disclose anything with regard to environment and social risk management required by the Lender during the project development, due diligence, project valuation, fund payment and management afterwards

19.31 The Borrower shall enact the relevant rules and regulations, provide training program to its employees in order to enhance the employees’ consensus with regard to environment and social risk management, as well as ensure its operation and development of this project in line with the laws and regulations in China and the location of the project with regard to environment and social risk management, good practice international essentially.

19.32 The Borrower shall meet the requirement for the import standards of industry and nation , and receive the approval from the relevant custom and inspection quarantine service for material and auxiliary material

Article XX

Rights of Lender

20.1 The Lender shall be entitled to recover the contract principal and interest and related charges in respect to the contract and IOU.

20.2 The Lender shall be entitled to know, inspection and supervision the use of loan as well as the financial conditions and program implement condition during the operating management.

20.3 The Lender shall be entitled to conduct a review of Borrower’s credit during the valid period of this contract so as to decide on whether the loan contract could be conduct in the future.

20.4 The Lender shall be entitled to recovery of the loan ahead of schedule based on the borrower’s fund conditions

20.5 The Lender shall be entitled to be informed of, inspect and supervise the implantation status of the Borrower with regard to environment and social risk management, as well as ask the Borrower to hire a qualified, independent third party to valuate and inspect the Borrower with regard to environment and social risk management

Article XXI

Account Management

20.1 The Borrower shall open the loan account and repayment account before March     2015, which would be used for receiving the loan, settling and returning the principle and interest. And the Borrower shall conduct any loan activities under the contract through the branch bank of Lender.

The Borrower shall settle the loan through its appointed branch/ administering agencies/ settlement agencies.

20.2 Capital recovery account is determined in the following _1st way:

1. The Borrower shall open the capital recovery account before March     2015,

2. The Borrower and the Lender agree that the Borrower designates its following account opened with as capital recovery account hereunder:

Account name:

Opening bank:

Account No.:

3. Other ways

20.3 The Borrower agrees that the Lender may take the following supervision measures for loan account, deposit account and capital recovery account:

1. Require the Borrower to periodically (quarterly) provide the report on capital movement in capital recovery account, including but not limited to amount of current capital inflow, outflow, use of capital which flows out from such account etc (supplement specific content in capital movement report in the light of project situation);

2. Require the Borrower to provide information concerning abnormal capital movements;

Article XXII

Guarantee

21.1 The contract includes the following guarantee:

1.The Guarantor Yingli Green Energy Holding Company Limited provides joint liability guarantee;

2. The Guarantor Miao Liansheng and his spouse provides unlimited joint and several guarantee.

21.2 The Guarantor shall timely sign valid guarantee contract with the Lender, and maintain the validity and enforceability of guarantee under such guarantee contract. The guarantor shall without delay enter into valid security contracts with the Lender before the first withdraw of loan under this contract.

Where the aforesaid guarantee is insufficient to effectively guarantee creditor’s rights of the Lender, the Lender is entitled to require the Borrower to timely provide other forms of guarantee.

Article XXIII

Events of Default and Breach of Contract Liabilities of Borrower

23.1 If the Borrower breaches the provisions of Articles 18 or 21 hereof, or if any of the Borrower’s representations or warranties set out in Article 19, 22 or 23 is found inaccurate or misleading, the Lender shall be entitled to request the Borrower to rectify the same within a prescribed time limit. In case the Borrower fails to so rectify within such time limit. A default would come if the Borrower breaks any provision of Articles below:

1.              The Borrower fails to pay any principal or interest when due and payable pursuant to provisions of this Contract;

2.              The Borrower fails to pay for other loan reaching or exceeding RMB 5 million or equivalent ( if the wired instruction unclear or other technical issue cause is not be solved within 5 days after the loan due date)

3.              The Borrower comes into the process of liquidation, bankruptcy and reorganization, or any other similar legal procedures.

4.              Assets of the Borrower are sealed up, frozen, detained, executed, expropriated, confiscated or are subject to other similar measures, which in the opinion of the Lender, will have material adverse effect on the safety of loans;

5.              The Borrower breached the other terms of this contract

6.              The Guarantee breached any terms of the guarantee contract

7.              Any other essential changes

The Lender shall have the right to take one or more of the following measures:

a)             Stop offering loans;

b)             Cancel loan limit which has not yet been withdrawn;

c)              Declare acceleration of maturity of loans and concurrently require the Borrower to repay the outstanding principal and interest within time limit, and have the right to directly deduct repayment fund from any account opened with the Lender’s banking system by the Borrower until all debts hereunder are fully paid off (the Borrower has, at the time of signing this Contract, authorize the Lender to exercise the aforesaid right to directly deduct repayment fund);

d)             Unilaterally terminate this Contract, and concurrently exercise the rights specified in Paragraphs 1 — 3 of this Article;

e)              Realize security interest under guarantee document;

f)               Take other measures as permitted by relevant national and local laws, regulations or agreed hereunder.

23.2 If the Borrower breaches provisions with regard to environment and social risk management during its operation or project development which causes the Lender’s loss and damage, the Borrower shall have the liability for breach.

23.3 Where the Borrower commits any act of violating other provisions of this Contract, the Lender is entitled to require the Borrower to make corrections within time limit; where the Borrower fails to make corrections within time limit, the Lender is entitled to require the Borrower to pay liquidated damages amounting to 0.1% of loan limit; where such liquidated damages is insufficient to compensate for financial loss incurred to the Lender, the Lender is entitled to require the Borrower to make compensation.

Article XX IV

Modification and Termination of Contract

24.1 Unless otherwise set forth herein, neither party shall unilaterally modify or terminate this Contract upon its effectiveness. Any amendment to or modification of this Contract shall be mutually agreed upon by the Lender and Borrower through consultations and shall be concluded in a written instrument.

24.2 The Lender may partially or wholly assign its rights hereunder to a third party. The Lender shall notify the Borrower of such assignment.

24.3 Unless the advanced written consent letter from the Lender, the Borrower is unable to partially or wholly assign its rights hereunder to a third party.

24.4 If, due to a change of the laws, regulations or policies of the state, all or part of the provisions of this Contract become inconsistent with the requirements of such laws, regulations or policies, the Borrower and the Lender shall promptly consult each other and shall amend relevant provisions as soon as possible.

23.4 If, due to a force majeure event, either the Borrower or the Lender is unable to perform the Contract, the relevant party shall promptly notify the other party and shall take effective measures to prevent the widening of the loss. The party affected by the force majeure event shall within 5 days of the occurrence of the event provide the other party with details on such force majeure event as well as the certificate issued by relevant governmental authorities on the occurrence and impact of said force majeure event. The Borrower and the Lender shall promptly consult each other on the measures to deal with such force majeure event.

Article XXV

Completeness of the Contract and Independence of Contract Terms

25.1: Any amendment or supplement to any provision of this Contract shall be made in writing, and come into effect upon the joint execution and affixation of company chops by each of the Borrower and the Lender subject to the conditions agreed herein. Any amendment or supplement to this Contract shall constitute an integral part of this Contract.

25.2: If any provision of this Contract becomes invalid as a result of any change in any State law or regulation or any jurisdictional reason, the validity of the remaining provisions of this Contract shall not be affected. The parties shall cooperate with each other closely to modify the relevant provision of this Contract as soon as possible.

Article XXVI

Confidentiality

Neither party shall disclose this Contract to the third party without consent of the Borrower, the Lender.

Where either party is informed of business secrets of the other party as a result of exercising the rights hereunder, such party shall keep them confidential, and shall not disclose them to the third party without consent of the other party.

Article XXVII

Notification

27.1. Any notice given hereunder shall be delivered to address of the other party firstly specified herein in the following ways agreed herein:

1. Delivered in person;

2. Delivered by registered letter, postage prepaid (with receipt);

3. Delivered by express mail service;

4. Delivered by fax.

27.2. In the case of change in postal address firstly specified herein, the party making such change shall, within 48h following such change, notify the other party; where such documents as notice can’t be served as a result of failure to timely notify the other party in the case of changing the aforesaid addresses, the loss incurred therefrom shall be borne by the party making such change.

Article XXVIII

Law Application and Dispute Resolution

This Contract is governed by and interpreted in accordance with laws of the People’s Republic of China.

Disputes between the Borrower and the Lender arising out of performance of this Contract shall be settled through amicable consultation by both parties; where no agreement is reached, such disputes shall be brought to people’s court in the place where the Lender is domiciled.

Article XXVIIII

Miscellaneous

29.1 Matters not covered hereunder shall be addressed through consultation by both parties or in accordance with relevant national laws and regulations.

29.2 Original copy of this Contract is made in triplicate, with each copy retained by each of the Borrower, the Lender and the Guarantor, its duplicate copy is made in quadruplicate, with one copy retained by each of the Guarantor and the Lender, the remaining two copies retained by the Lender.

Article XXIX

Effectiveness of the Contract

This Contract comes into force upon being signed and stamped by the Borrower and the Lender.

Borrower: Yingli Energy (China) Company Limited

(Official seal or special seal for contract)

Legal representative:                                                                               (signature)

(or duly authorized agent)

Date:

Opening bank and account number of the Borrower:

Lender: Baoding Chaoyang Branch, ICBC

(Official seal or special seal for contract)

Legal representative:                                                                               (signature)

(or duly authorized agent)

Date:

Signing of place: Shijiangzhuang, Hebei Province

Appendix 1

Application for Withdrawal